Exhibit 99.1

Enerpac Tool Group Elects Colleen M. Healy as New Director

MILWAUKEE--(BUSINESS WIRE)--May 15, 2023--Enerpac Tool Group Corp. (NYSE:EPAC) announced today that the Board of Directors is expanding the size of the Board from nine to ten directors and has elected Colleen Healy to its Board effective today. Ms. Healy is a seasoned finance executive with 30 years of experience across a diverse set of industries. She most recently served as Chief Financial Officer and Principal Accounting Officer at SailPoint Technologies Holdings, Inc. Prior to SailPoint, Ms. Healy served as Chief Financial Officer for Basis Technologies (formerly Centro) and in a variety of general management, financial, and investor relations leadership positions at Hill-Rom Holdings, TransUnion, and Microsoft Corp. She started her career as an investment banking analyst before joining Microsoft, where she held roles of increasing responsibility over nearly 20 years. Ms. Healy holds a bachelor’s degree in business administration from the University of Michigan.

Commenting on the announcement, Jim Ferland, Enerpac Tool Group’s Chairman, said, “The rest of the Board and I are pleased to welcome Colleen as a new independent director to the Enerpac Tool Group Board. Colleen’s expertise in financial and strategic leadership along with her deep experience in investor relations, M&A, and digital technologies will provide added depth to the Board and enable her to offer additional counsel to management as the company continues to execute on its strategic growth plan.”

Ms. Healy added, “It is my pleasure to join Enerpac Tool Group’s Board of Directors and work closely with the rest of the Board and the management team. I look forward to leveraging my leadership experience to enhance the composition and expertise of the Board in their oversight of the company.”

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools, services, technology, and solutions provider serving a broad and diverse set of customers in more than 100 countries. The Company makes complex, often hazardous jobs possible safely and efficiently. Enerpac Tool Group’s businesses are global leaders in high pressure hydraulic tools, controlled force products, and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Travis Williams
Director of Investor Relations
262.293.1913